Exhibit 21.1

List of Principal Subsidiaries and Variable Interest Entity of the Company as of December 31, 2022

Name of Entity	Jurisdiction of Incorporation/Organization

FT Commercial Management Co., Ltd.	PRC
Future Fintech (Hong Kong) Limited	Hong Kong
Fuce Future Supply Chain (Xi’an) Co., Ltd.	PRC
DigiPay Fintech Ltd.	British Virgin Island
QR (HK) Limited	Hong Kong
DCON DigiPay Limited	Japan
GlobalKey Shared Mall Limited	Cayman Island
Cloud Chain Network And Technology (Tianjin) Co., Limited	PRC
Cloud Chain E-Commerce (Tianjin) Co. Ltd. *	PRC
Future Commercial Group Ltd.	PRC
Tianjin Future Private Equity Fund Management Partnership (Ltd Partnership)	PRC
FTFT UK Limited	UK
Future Fintech Labs Inc.	USA
Future Fintech Digital Capital Management, LLC	USA
Future Fintech Digital Number One GP, LLC	USA
FTFT SuperComputing Inc.	USA
FTFT Digital Number One, Ltd.	Cayman
Future Fintech Digital Number One US, LP	USA
Future Fintech Digital Number One Offshore, LLC	Cayman
FTFT Capital Investment LLC.	UAE
Nice Talent Asset Management Limited	Hong Kong
Future Supply Chain (Chengdu) Co., Ltd.	PRC
Future Big Data (Chengdu) Co., Ltd.	PRC
Future Private Equity Fund management (Hainan) Co., Ltd.	PRC
FTFT Paraguay S.A.	Paraguay
FTFT Finance UK Limited	UK

*	Variable Interest Entity